                                                                       EXHIBIT 5


                                 SALE AGREEMENT
                                       TO
                         ALPHA/ZFT GENERAL PARTNERSHIP



     THIS AGREEMENT, dated as of the 1st day of July, 1998, by and between SAMSTOCK/SZRT, L.L.C., a Delaware limited liability company, as Seller (hereinafter referred to as the "Seller"), and ALPHA/ZFT GENERAL PARTNERSHIP, an Illinois general partnership, as Purchaser (hereinafter referred to as the "Purchaser"):

                              W I T N E S S E T H:

     WHEREAS, Seller is the owner of at least Five Hundred Seventy-Eight Thousand Six Hundred Forty-Nine (578,649) shares of common stock (hereinafter sometimes referred to as the "Subject Shares") of CNA Surety Corporation (hereinafter referred to as the "Corporation"), a Delaware corporation; and

     WHEREAS, Seller, upon the advice and with the consent of Samuel Zell, the Grantor, trustee and beneficiary of the Samuel Zell Revocable Trust, the sole member of the Seller, desires to avoid the uncertainties in connection with the holding of common stock of the Corporation and risk in preservation of the principal value of common stock of the Corporation, and desires to assure itself now of the receipt of a certain fixed annual income for the full term of the natural life of Samuel Zell; and

     WHEREAS, Seller is willing to sell, assign, transfer, convey and set over the Subject Shares to Purchaser, provided that Purchaser will agree to pay to Seller a sum certain per annum for the full term of Samuel Zell's life, regardless of the value from time to time of the Subject Shares and regardless of the amount of income therefrom received from time to time by Purchaser; and




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     WHEREAS, Purchaser desires to purchase the Subject Shares and is willing to pay to Seller a sum certain for the full term of Samuel Zell's life; and

     WHEREAS, Seller and Purchaser desire to sell and purchase the Subject Shares on the terms contained herein, which both parties acknowledge reasonably reflect the terms on which unrelated parties would enter into such sale and purchase; and

     NOW THEREFORE, it is mutually agreed as follows:

     1. Sale. Seller hereby sells, assigns, transfers, conveys and sets over absolutely to Purchaser Five Hundred Seventy-Eight Thousand Six Hundred Forty-Nine (578,649) shares of the common stock of the Corporation. Purchaser agrees to pay Seller the fair market value of the Subject Shares sold hereunder, as determined for federal estate tax purposes as of the date hereof, payable as provided in Section 3 hereof.

     2. Delivery of Certificate. Seller hereby conveys legal and equitable title in the Subject Shares to Purchaser, and Seller agrees to provide delivery of certificates or other materials evidencing the Subject Shares within a reasonable time hereof, along with executed stock powers or other documents of transfer so that the Subject Shares can be transferred to Purchaser on the books of the Corporation.

     3. Annuity. (a) Purchaser hereby agrees to pay or to cause to be paid annually to Seller (or to anyone Seller appoints pursuant to Section 11 hereof) for and during the full term of the natural life of Samuel Zell, the Grantor, trustee and beneficiary of the Samuel Zell Revocable Trust, the sole



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member of the Seller, a "sum certain", as defined in subsection 3(b) hereof, in lawful currency of the United States of America, as provided in Section 6 hereof.

     (b) As used herein, the "sum certain" payable annually hereunder shall be the amount which is equal to the result obtained by dividing the annuity factor (calculated as provided in subsection 3(d) hereof) into the fair market value of the Subject Shares being sold hereunder. Said sum certain shall be computed as shown on Exhibit A, a sample of which is attached hereto and incorporated herein by this reference.

     (c) For purposes of Section 3 hereof, the "fair market value" of the Subject Shares being sold hereunder shall be the mean between the highest and lowest quoted selling prices per share of the common stock of the Corporation on the date hereof multiplied by the number of Subject Shares. Purchaser shall deliver to Seller within five (5) business days of the date hereof a signed statement of the fair market value of the Subject Shares being sold hereunder and the computation of the sum certain described in subsection 3(b) hereof and as shown on Exhibit A. Seller shall either sign such statement in acceptance thereof or shall have five (5) business days to object in writing to such computation, but if Seller does not so object, the sum certain shall be deemed part of this Agreement.

     (d) As provided in Section 25.2512-5(d)(2)(iv) of the Treasury Department Regulations (referred to herein as the "Regulations"), the annuity factor to be used hereunder shall be calculated by (i) first, locating in Table S of Section 20.2031-7(d)(6) of the Regulations (referred to herein as "Table S") the remainder factor for a single life annuity for a person of Samuel Zell's age as of the date hereof at the interest rate which is one hundred twenty percent (120%) of the applicable federal mid-term rate in effect under Section 1274(d) of the Internal Revenue Code of 1986 (referred to herein as the "Code") for the


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date of execution of this Agreement, (ii) subtracting such remainder factor from one (1) and (iii) dividing the difference by one hundred twenty percent (120%) of said applicable federal mid-term rate.

     4. Automatic Readjustment of Value. Purchaser and Seller intend that the sale, transfer, assignment and delivery of Seller's interest in the Subject Shares hereunder to the Purchaser shall be made for their full fair market value and the annuity payments to be paid by the Purchaser to the Seller shall be full and fair consideration for the within transaction. In the event that the fair market value of the Subject Shares or the sum certain shall be finally determined (such event hereinafter referred to as "Final Determination"), for any reason whatsoever, by a final order of any court of competent jurisdiction or by a final decision of any administrative agency of the United States of America (from which order or decision no appeal is taken), to be greater or less than the fair market value as determined in accordance with this Agreement, then the annual annuity payments shall be recomputed using the value established by such Final Determination. With respect to each annuity payment actually made prior to the date of said Final Determination (the "Final Determination Date"), if the fair market value of the Subject Shares or the sum certain is increased the Purchaser agrees to pay to the Seller, and if the fair market value of the Subject Shares or the sum certain is decreased the Seller agrees to pay to the Purchaser, an amount equal to the difference between each annuity payment actually made and the annuity payment which would have been paid had this newly determined value been used as the fair market value of the Subject Shares or the sum certain on the date of execution of this Agreement. In either event, said difference shall be payable within one hundred eighty (180) days from the Final Determination Date with interest accruing at the Contract Interest Rate (as defined in Section 5 hereof) from the date such prior annuity payment was actually made (referred to herein as a "Start Date") until such additional amount is paid. The failure of Purchaser to pay in full, within two (2) years of the Final Determination Date, any such additional amount, plus interest thereon, due to Seller shall constitute a


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"Default" hereunder and the second anniversary of the Final Determination Date shall be a "Default Date" hereunder. All annuity payments after the Final Determination Date shall be made as if the newly determined value had been the fair market value of the Subject Shares or the sum certain on the date of this Agreement.

     5. Contract Interest Rate. As used herein, the Contract Interest Rate is one hundred twenty percent (120%) of the rate listed below in subparagraph (a),
(b) or (c), compounded semi-annually, which shall result in the maximum accrued interest when the amount due is paid:


            (a) the applicable federal mid-term rate in effect under Section 1274(d) of the Code for the date of execution of this Agreement;

            (b) the highest applicable federal rate in effect under Section 1274(d) of the Code for the applicable Start Date; or

            (c) for each month for which interest is payable, the applicable federal short-term rate in effect under Section 1274(d) of the Code for such month; provided, however, that if interest shall be payable with respect to any complete calendar year, then the blended annual rate, calculated pursuant to the provisions of Revenue Ruling 86-17, 1986-1 Cumulative Bulletin 377, shall be substituted for the twelve (12) separate monthly rates for that year.

     6. Payment of Annuity. Each annual annuity payment shall be due and payable on the anniversary date of this Agreement, with the first such installment due and payable on the anniversary of this Agreement in the year following the year of execution of this Agreement and the last such installment due and payable on the anniversary of this Agreement in the year in which the death of Samuel Zell shall occur but only if Samuel Zell shall be alive on such anniversary date, it being distinctly understood that such payments are to be made only for and during the natural life of Samuel Zell without regard to whether the aggregate amount paid be more or less than the present fair market value of the


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Subject Shares transferred by Seller hereunder, and that no annuity payments shall be due and payable hereunder after the death of Samuel Zell.

     7. Failure to Make Payment; Events of Default. Interest on an annuity payment not made in full by Purchaser hereunder when due shall be accrued at the Contract Interest Rate, from the date such annuity payment is due (referred to herein as a "Start Date") until paid, and each such unpaid payment or portion thereof shall constitute a liability of Purchaser immediately due and payable in addition to its obligation to make the regular annual payments solely during the life of Samuel Zell pursuant to Section 6 hereof. Any failure to make an annuity payment, or portion thereof, within two (2) years of the date when such annuity payment is due shall constitute a "Default" hereunder and the second anniversary of the date when such annuity payment is due shall be a "Default Date" hereunder. Additionally, an arrearage for at least one (1) year of any portion or all of two (2) annuity payments shall constitute a "Default" hereunder and the first date on which there shall be two
(2) annuity payments, or portions thereof, in arrears for at least one (1) year shall be a "Default Date" hereunder.

     8. Remedy in Event of Default. Purchaser agrees that, in the event of a Default, in addition to any amounts due prior to the Default Date with respect to such Default plus interest on such amounts, "the anticipated aggregate of annuity payments" shall be due and payable on demand. For purposes of this Agreement, the phrase "the anticipated aggregate of annuity payments" shall mean the present worth of Seller receiving an annual annuity equal to the sum certain for the full term of Samuel Zell's anticipated life as of such Default Date, such worth to be determined by multiplying the sum certain by the annuity factor of a single life annuity for a person of Samuel Zell's age as of such Default Date. Said annuity factor shall be calculated as provided in subsection 3(d) hereof except that such Default Date shall be substituted for the date of this Agreement in said calculation. The anticipated


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aggregate of annuity payments shall accrue interest at the Contract Interest
Rate from the Default Date (also referred to herein as a "Start Date") until paid.

     9. Absence of Collateral. Purchaser and Seller understand that, in the event of a Default, the remedy described above in Section 8 shall constitute the sole and exclusive remedy available to Seller. Accordingly, Purchaser and Seller expressly agree that neither such Section 8 nor any other provision of this Agreement shall create a security interest in the Subject Shares or in any other assets of Purchaser now owned or hereafter acquired, and further that no restriction shall be imposed hereby upon the alienation of the Subject Shares or other assets by Purchaser. Purchaser agrees not to take any actions that will impair or otherwise inhibit the Purchaser's payment of other liabilities.

     10. Age. Samuel Zell was born on September 28, 1941, and, based upon his age as of his birthday nearest to the date of this Agreement, is considered to be the age of fifty-seven (57) years for purposes hereof. Seller agrees to furnish to Purchaser proof of Samuel Zell's age before payment of the first annuity payment if Purchaser so requests in writing.

     11. Appointment of Other Payees. Seller shall have the right to appoint, at any time and from time to time, any other payee to be the recipient of all or any one or more annual annuity payments by notifying Purchaser in writing of the recipient so appointed and any such notification shall, to the extent it shall be inconsistent with any prior notification, modify and supersede any prior notification. If any such payee shall die or otherwise cease to exist before the death of Samuel Zell, the interest of such payee shall revert to Seller.




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     12.  Construction.  The parties agree that all matters pertaining to the validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns hereunder.

     13. Notice. All notices, statements, requests and demands given to or made upon Seller or Purchaser in accordance with the provisions of this Agreement shall be deemed to have been given or made: (i) if mailed, two business days after deposit in the mail, postage prepaid; (ii) in the case of delivery via messenger or nationally recognized courier service, on the date actually delivered; or (iii) in the case of notice via telecopy, on the date transmitted, in any case to the last known addresses of the parties or such other addresses at which the parties shall from time to time notify one another.

     14. Counterparts. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same agreement.


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     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.


                                  SAMSTOCK/SZRT, L.L.C.



                                  By: /s/ Donald J. Liebentritt
                                      -------------------------------------
                                      Donald J. Liebentritt, Vice President




                                  ALPHA/ZFT GENERAL PARTNERSHIP

                                  By: ALPHABET PARTNERS



                                  By: /s/ Arthur A. Greenberg
                                      -------------------------------------
                                      Arthur A. Greenberg, Trustee,
                                      General Partner



                                  By:  ZFT PARTNERSHIP



                                  By: /s/ Sheli Z. Rosenberg
                                      -------------------------------------
                                      Sheli Z. Rosenberg, Trustee,
                                      General Partner



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                           ACKNOWLEDGMENT AND CONSENT


     The undersigned, SAMUEL ZELL, both individually and as the Grantor, trustee and beneficiary of the Samuel Zell Revocable Trust, the sole member of SAMSTOCK/SZRT, L.L.C., hereby acknowledges that he is aware of, and consents to the execution of, this Agreement, with payment provisions based on his life expectancy.

                                          /s/ Samuel Zell
                                          -------------------------------------
                                          Samuel Zell, both individually and
                                          as Grantor, trustee and beneficiary
                                          of the Samuel Zell Revocable Trust,
                                          the sole member of SAMSTOCK/SZRT,
                                          L.L.C.

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                                  EXHIBIT A TO
                                 SALE AGREEMENT




            (a)   Highest quoted selling price per share     $15.0625
                                                              --------

            (b)   Lowest quoted selling price per share      $14.625
                                                              --------

(1)    Mean between (a) and (b) = Value per share                 $14.84375
                                                          -----------------

(2)    Multiplied by number of shares                     x         578,649
                                                          -----------------

(3)    Equals Fair Market Value                               $8,589,321.09
                                                          =================

(4)    Annuity factor                                               10.4071
                                                          -----------------



(5) Annual Annuity Payment of "sum certain" is equal to the Fair Market Value divided by the Annuity Factor:

            Fair Market Value
        ______________________________  = $8,589,321.09/ 10.4071 = $825,332.81
            Annuity Factor

     IN WITNESS WHEREOF, the parties agree to the fair market value per share and such computations of the Annual Annuity Payment as set forth above and have hereunto set their hands and seals.


Date: July 1, 1998                     SAMSTOCK/SZRT, L.L.C.


                                       By: /s/ Donald J. Liebentritt
                                           -------------------------------------
                                           Donald J. Liebentritt, Vice President


Date: July 1, 1998                     ALPHA/ZFT GENERAL PARTNERSHIP

                                       By: ALPHABET PARTNERS


                                       By: /s/ Arthur A. Greenberg
                                           -------------------------------------
                                           Arthur A. Greenberg, Trustee,
                                           General Partner



                                       By:  ZFT PARTNERSHIP

                                       By: /s/ Sheli Z. Rosenberg
                                           -------------------------------------
                                           Sheli Z. Rosenberg, Trustee,
                                           General Partner








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